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                                                                    EXHIBIT 99.1



news release                                                     [TENNECO LOGO]


    Contacts:     Jane Ostrander                                 Leslie Hunziker
                  Media Relations                             Investor Relations
                  847 482-5607                                      847 482-5042
                  jostrander@tenneco.com                   lhunziker@tenneco.com


             TENNECO INC. COMMENCES PARTIAL TENDER OFFER AND CONSENT SOLICITATION FOR ITS 10 1/4% SENIOR SECURED NOTES DUE 2013

Lake Forest, Illinois, November 1, 2007 -- Tenneco Inc. announced today that it has commenced a cash tender offer for up to $230,000,000 aggregate principal amount of 10 1/4% Senior Secured Notes due 2013 (CUSIP No. 880349AD7). Tenneco is launching this tender offer and consent solicitation as part of a transaction designed to reduce the company's interest expense, extend the maturity of some of its debt and to amend the indenture for the Notes to more closely align debt covenants among the company's various tranches of notes.

The total consideration per $1,000 principal amount of Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on November 15, 2007, unless extended (the "Consent Date"), will be calculated based on the present value on the payment date of the sum of $1,051.25 (the earliest redemption price for the Notes on June 15, 2008, which is the earliest redemption date for the Notes), plus interest payments through June 15, 2008, determined using a discount factor equal to the yield on the price determination date of the 5 1/8% U.S. Treasury Note due June 30, 2008, plus a fixed spread of 50 basis points. The price determination date will be 2:00 p.m., New York City time, at least ten business days prior to the expiration date. The payment date will be promptly after the expiration date.

The tender offer is scheduled to expire at midnight, New York City time, on November 30, 2007, unless extended. Accrued and unpaid interest to, but not including, the payment date will be paid on all Notes tendered and accepted for payment.

The tender offer is for a maximum of $230,000,000 aggregate principal amount of Notes (the "Maximum Tender Amount"). In the event that the tender offer is oversubscribed, tenders will be accepted on a pro rata basis. Tenneco reserves the right, but is not obligated, to increase the Maximum Tender Amount.

The total consideration includes a consent payment of $30.00 per $1,000 principal amount of Notes. Only Notes that are tendered on or prior to the Consent Date and that are accepted for payment will receive the Consent Payment.



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The Company is soliciting consents to conform certain covenants in the indenture governing the Notes to make them no more restrictive than comparable provisions applicable to the Company's 8.625% Senior Subordinated Notes due 2014, including with respect to the incurrence of indebtedness and the absence of limitation on issuances and transfers of restricted subsidiary stock, and to make other minor or related modifications.

The tender offer is conditioned on the satisfaction or waiver prior to the acceptance date of customary conditions, including the following: (i) Tenneco having received from the offer and sale of new indebtedness, on terms and conditions acceptable to it in its sole discretion, funds sufficient to consummate the offer; and (ii) the receipt of the requisite consents required to implement the proposed amendments to the indenture from holders of the senior secured notes.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement of the Company dated November 1, 2007, copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the offer, at
(212) 430-3774 (collect) or (866) 873-5600 (U.S. toll-free). Banc of America
Securities LLC and Citi are the dealer managers and solicitation agents for the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (704) 388-4813 (collect) or (888) 292-0070 (U.S. toll-free) and Citi at (212) 723-6106 (collect) or
(800) 558-3745 (toll-free).


This press release does not constitute an offer to sell or a solicitation of an offer to buy any Notes or other securities, nor shall there be any sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This announcement is also not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes or other securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 1, 2007.


COMPANY INFORMATION AND FORWARD LOOKING STATEMENTS

Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the


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aftermarket. Tenneco markets its products principally under Monroe(R),
Walker(R), Gillet(TM), and CleviteElastomer brand names.

The disclosures herein include statements that are 'forward looking' within the meaning of federal securities law concerning Tenneco's offer and consent solicitation. These forward-looking statements generally can be identified by phrases such as "will," "conditioned" or other words or phrases of similar import. The company's ability to complete the transaction is subject to market conditions and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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